Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-211758

April 10, 2019

PUBLIC STORAGE

$500,000,000 3.385% Senior Notes due 2029

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	3.385% Senior Notes due 2029 (the “Notes”)

Trade Date:	April 10, 2019

Settlement Date:	April 12, 2019 (T+2)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	May 1, 2029

Coupon:	3.385%

Benchmark Treasury:	2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	101-12+; 2.465%

Spread to Benchmark Treasury:	T + 92 basis points

Yield to Maturity:	3.385%

Price to Public:	99.998% of principal amount

Underwriting Discount:	0.650% of principal amount
The underwriters have agreed to make a payment to Public Storage in an amount equal to $1,000,000, including in respect of expenses

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2019

Record Dates:	April 15 and October 15

Redemption Provision:	Make-whole call prior to February 1, 2029 (three months prior to the maturity date of the Notes) based on U.S. Treasury + 15 basis points or at par on or after February 1, 2029

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

CUSIP Number:	74460D AD1

ISIN Number:	US74460DAD12

The issuer has filed a registration statement (including a prospectus with the Securities and Exchange Commission (the “SEC”)) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2